PAGE 1
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                 IDS Managed Retirement Fund, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                      Signature  IDS Managed Retirement Fund, Inc.
                                      (Name of Registrant)



                      By /s/ Leslie L. Ogg
                             Leslie L. Ogg
                             Vice President, General
                             Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 2
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                  IDS Market Advantage Series, Inc.
                      Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company, on behalf of each underlying series, hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                     Signature  IDS Market Advantage Series, Inc.
                                       (Name of Registrant)



                     By /s/ Leslie L. Ogg
                            Leslie L. Ogg
                            Vice President, General
                            Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 3
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                    IDS Money Market Series, Inc.
                      Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company, on behalf of each underlying series, hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                         Signature  IDS Money Market Series, Inc.
                                         (Name of Registrant)



                         By /s/ Leslie L. Ogg
                                Leslie L. Ogg
                                Vice President, General
                                Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 4
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                   IDS New Dimensions Fund, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                          Signature  IDS New Dimensions Fund, Inc.
                                         (Name of Registrant)



                          By /s/ Leslie L. Ogg
                                 Leslie L. Ogg
                                 Vice President, General
                                 Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 5
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                   IDS Precious Metals Fund, Inc.
                      Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                         Signature  IDS Precious Metals Fund, Inc.
                                         (Name of Registrant)



                         By /s/ Leslie L. Ogg
                                Leslie L. Ogg
                                Vice President, General
                                Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 6
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                    IDS Progressive Fund, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                             Signature  IDS Progressive Fund, Inc.
                                           (Name of Registrant)



                             By /s/ Leslie L. Ogg
                                    Leslie L. Ogg
                                    Vice President, General
                                    Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 7
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                      IDS Selective Fund, Inc.
                      Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                               Signature  IDS Selective Fund, Inc.
                                            (Name of Registrant)



                               By /s/ Leslie L. Ogg
                                      Leslie L. Ogg
                                      Vice President, General
                                      Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 8
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                  IDS California Tax-Exempt Trust
                      Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company, on behalf of each underlying series, hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                       Signature  IDS California Tax-Exempt Trust
                                        (Name of Registrant)



                       By /s/ Leslie L. Ogg
                              Leslie L. Ogg
                              Vice President, General
                              Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 9
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                IDS Special Tax-Exempt Series Trust
                      Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company, on behalf of each underlying series, hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                  Signature  IDS Special Tax-Exempt Series Trust
                                     (Name of Registrant)


                  By /s/ Leslie L. Ogg
                         Leslie L. Ogg
                         Vice President, General
                         Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 10
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                        IDS Stock Fund, Inc.
                      Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                                  Signature  IDS Stock Fund, Inc.
                                             (Name of Registrant)



                                 By /s/ Leslie L. Ogg
                                        Leslie L. Ogg
                                        Vice President, General
                                        Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary